Exhibit 99.1

News Release

For Release 8/2/04 6:30 A.M. CDT

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Reports Second Quarter 2004 Results

HOUSTON – August 2, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced second quarter results and activities including:

•	Production of 6.6 Bcfe, an increase over each of the previous seven quarters and a 104% increase over fourth quarter production of 2003

•	Oil and gas revenues of $32.9 million for the second quarter and $56.9 million for the first half of 2004

•	Net income of $6.9 million for the second quarter and $4.5 million for the first half of 2004

•	Acquisitions and development operations during the second quarter relating to Ship Shoal 351, Ship Shoal 358 and Vermilion 408

•	$38.0 million in cash and working capital of $17.4 million at June 30, 2004, an increase in working capital of $63.9 million since the end of last year

Production Increase

Second quarter 2004 production of 6.6 Bcfe was a 45% increase over the comparable period in 2003 and exceeded previously announced guidance of 6.5 Bcfe. For the first half of 2004, ATP produced 11.3 Bcfe, an increase of 18% over the same period in 2003. During the second quarter 2004, ATP brought two wells to production:

Ship Shoal 358 (A-2 well)	Gulf of Mexico	On production April 29, 2004
Ship Shoal 358 (A-3 well)	Gulf of Mexico	On production June 29, 2004

These wells, along with four wells placed on production in the first quarter and the installation of a compressor at ATP’s Brazos 544 A platform, were significant contributors to the Company’s increase in production during the second quarter and the first half of 2004.

During the third quarter ATP will experience a recently announced shut down of approximately one month at the onshore gas receiving terminal that receives production from ATP’s Helvellyn well and several recently announced maintenance shut downs at properties in the Gulf of Mexico. These shut downs are expected to impact third quarter production. As a result of these shutdowns, ATP projects third quarter 2004 production of approximately 5.0 to 6.0 Bcfe. Despite the expected shutdowns during the third quarter of 2004, ATP reaffirms the previously announced estimate of production for 2004 of 25 Bcfe, an increase of 46% over 2003.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 1 of 9

Results of Operations

For the second quarter 2004, net income was $6.9 million or $0.28 per basic and diluted share compared to net income in the second quarter 2003 of $0.4 million or $0.02 per basic and diluted share. For the first six months of 2004, net income was $4.5 million or $0.18 per basic and diluted share. Included in the net income for the first six months of 2004 was a charge of $3.3 million on early extinguishment of debt and $1.9 million of credit facility costs incurred during the first quarter of 2004. For the first half of 2003, net income was $2.8 million or $0.13 per basic and diluted share.

Oil and natural gas revenues were $32.9 million from production of 6.6 Bcfe (82% gas) for the second quarter of 2004. Comparable amounts in the second quarter of 2003 for oil and natural gas revenues were $18.5 million from production of 4.6 Bcfe (58% gas). Primarily as a result of improvement in our risk management activities and overall higher commodity prices, ATP recognized a 32% increase in average price realizations in the second quarter of 2004, $4.96 per Mcfe, compared to $3.77 per Mcfe in the same period in 2003. From the second quarter of 2003 to the second quarter of 2004 natural gas price realizations increased 46% to $4.87 per Mcf and oil price realizations increased 23% to $32.27 per barrel.

For the second quarter of 2004, lease operating expense was $0.75 per Mcfe, a decrease from $0.81 per Mcfe in the same period in 2003 and a decrease from $0.96 per Mcfe in the first quarter 2004 and $1.37 per Mcfe in the fourth quarter 2003. As stated previously by ATP, it was anticipated that as production increased to the current levels, lease operating expense per Mcfe would decrease as demonstrated by the improvement from the fourth quarter 2003 to the second quarter 2004. General and administrative expenses increased to $3.7 million for the second quarter of 2004 compared to $3.1 million for the same period of 2003.

In February 2004, ATP entered into an agreement to sell an undivided 25% working interest in ten offshore blocks in the Gulf of Mexico. These blocks comprised seven developments and contained 10.56 Bcfe of which 93.5% was proved undeveloped. Proceeds of $10.5 million from the sale were received in February 2004 and the balance of $9.0 million was received in April 2004. In connection with the sale, the Company recognized a total gain of $6.0 million on the sale of which $3.0 million was recognized in the second quarter of 2004 and a similar amount in the first quarter 2004.

DD&A was $2.11 per Mcfe during the second quarter 2004 compared to $1.34 per Mcfe in the second quarter of 2003 and $2.41 per Mcfe in the first quarter 2004. A contributor to the increase during 2004 was production from ATP’s Helvellyn well which had a rate of $2.95 per Mcfe. Helvellyn, located in the Southern Gas Basin of the North Sea, began producing during the first quarter of 2004 and thus had no impact in 2003.

See our selected operating statistics, balance sheet, income statement and cash flow data located within this press release for further details.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 2 of 9

Below are the Company’s selected operating statistics and financial information, which contain additional information on our activities for the three and six months ended June 30, 2004 and 2003.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	5,434	2,632	9,051	5,566
Oil and condensate (MBbls)	199	322	371	665
Natural gas equivalents (MMcfe)	6,630	4,564	11,276	9,559
Gulf of Mexico (MMcfe)	4,851	4,564	8,642	9,559
North Sea (MMcfe)	1,779	—	2,634	—

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$4.87	$3.33	$4.96	$3.16
Oil and condensate (per Bbl)	32.27	26.19	31.74	27.62
Natural gas, oil and condensate (per Mcfe)	4.96	3.77	5.03	3.77
Lease operating expense (per Mcfe)	0.75	0.81	0.84	0.77

Other Expenses, per Mcfe
Depreciation, depletion and amortization	$2.11	$1.34	$2.27	$1.45

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$32,875	$17,207	$56,704	$35,972
Net income	6,926	431	4,533	2,829
Per share, basic and diluted	$0.28	$0.02	$0.18	$0.13

Average shares outstanding
Basic	24,530	22,481	24,526	21,413

Diluted	24,715	22,584	24,706	21,558

(1)	See oil and gas revenue reconciliation on the last table of this press release.

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Developments, Acquisitions and Sales

During the second quarter of 2004, the Company placed on production two wells in the Gulf of Mexico bringing the total number of wells placed on production in the first half of 2004 to six of which five are in the Gulf of Mexico and one is in the North Sea. At the end of the second quarter of 2004, ATP was drilling a fourth well at Ship Shoal 358. This well was completed and placed on production July 28, 2004. Ship Shoal 358, originally scheduled as a two well development has expanded to four wells as a result of the success of the first two wells. ATP operates Ship Shoal 358 with a 51% working interest. The Matagorda Island 709 A-1 ST1 well, that commenced production in March 2004 and was taken off line in April 2004 due to third party pipeline repairs, was placed back on production on July 29, 2004.

In addition to the Ship Shoal 358 and Matagorda Island 709 activity, ATP continues its development operations at West Cameron 237, Eugene Island 30/71 and West Cameron 101. Later this summer ATP expects to initiate a 3-D seismic survey at the Cheviot Field, formerly known as the Emerald Field, in the North Sea. Results at each of these locations will be announced throughout the year as operations are completed.

During the second quarter, ATP acquired an interest in Ship Shoal 351 which is located adjacent to Ship Shoal 358. ATP intends to develop Ship Shoal 351 utilizing the ATP operated Ship Shoal 358 platform. ATP operates Ship Shoal 351 with a 50% working interest. ATP was also notified in July 2004 by the current operator of Vermilion 408 that ATP’s royalty interest in the property became effective March 2004. ATP’s interest is a 5.3125% non-operating, non-expense bearing royalty interest which is capped at $5.0 million. This property, acquired by ATP in 1998, was sold as part of an exploration package in 1999. This is the third such royalty interest in these exploration blocks that has become effective since the 1999 sale.

For the first half of 2004, ATP incurred capital expenditures of $32.5 for development operations for its oil and gas properties and $0.2 million for acquisitions. For the first half of 2003, development and acquisitions costs were $40.9 million. After deducting the net proceeds from the previously discussed sale, ATP utilized cash in investing activities of $13.5 million for the first half of 2004 related to oil and gas acquisitions and capital expenditures.

Capital Resources and Liquidity

At June 30, 2004, ATP had working capital of approximately $17.4 million, an improvement of $63.9 million over the deficit experienced at December 31, 2003. The improvement in working capital is primarily the result of the previously discussed property sale and a new $185.0 million Senior Secured Term Loan that closed on March 29, 2004 which replaced the previous credit facility. At closing, this new term loan provided ATP with $56.0 million in net proceeds. Details of the term loan can be found in the Company’s 2003 Form 10-K.

Conference Call

ATP will host a conference call to discuss second quarter 2004 results on August 2, 2004 at 10:00 a.m. CDT (11:00 a.m. EDT). To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call live via telephone dial 1-800-915-4836. A rebroadcast of the call will be available for 24 hours at 1-800-428-6051, id code 367629. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, for 30 days after the call.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 4 of 9

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 5 of 9

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,980	$4,564
Accounts receivable (net of allowances of $1,259 and $1,266)	32,818	15,874
Deferred tax asset (net of allowance of $438 at June 30, 2004)	—	—
Other current assets	3,085	2,461

Total current assets	73,883	22,899

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	389,720	450,858
Less: Accumulated depletion, impairment and amortization	(206,462)	(261,733)

Oil and gas properties, net	183,258	189,125

Furniture and fixtures, net	636	666
Deferred tax asset (net of allowances of $32,060 and $33,646)	—	—
Other assets, net	10,679	4,995

	11,315	5,661

Total assets	$268,456	$217,685

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$47,190	$63,054
Current maturities of long-term debt	1,850	—
Asset retirement obligation	6,116	6,102
Derivative liability	1,272	166

Total current liabilities	56,428	69,322

Long-term debt	173,509	115,409
Asset retirement obligation	16,068	15,005
Deferred revenue	834	926
Other long-term liabilities and deferred obligations	9,024	12,691

Total liabilities	255,863	213,353

Shareholders’ equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized	25	25
Additional paid in capital	96,485	92,277
Accumulated deficit	(85,582)	(90,115)
Accumulated other comprehensive income	2,576	3,056
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	12,593	4,332

Total liabilities and shareholders’ equity	$268,456	$217,685

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CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Oil and gas revenues	$32,879	$18,540	$56,890	$38,981

Costs and operating expenses:
Lease operating expenses	4,944	3,702	9,442	7,329
Geological and geophysical expenses	195	146	280	300
General and administrative expenses	3,694	3,111	7,778	6,223
Credit facility and related expenses	—	240	1,850	340
Non cash compensation	—	—	—	(39)
Depreciation, depletion and amortization	13,961	6,095	25,544	13,857
Accretion expense	483	718	974	1,447
(Gain) loss on abandonment	(17)	2,655	(273)	2,655
(Gain) on disposition of assets	(3,029)	—	(6,011)	—

Total costs and operating expenses	20,231	16,667	39,584	32,112

Income from operations	12,648	1,873	17,306	6,869

Other income (expense):
Interest income	108	22	132	34
Interest expense	(6,010)	(2,316)	(9,759)	(4,653)
Loss on extinguishment of debt	—	—	(3,326)	—
Other income (expense)	180	1,084	180	1,084

Total other expense	(5,722)	(1,210)	(12,773)	(3,535)

Income before income taxes and cumulative effect of change in accounting principle	6,926	663	4,533	3,334
Income tax expense	—	(232)	—	(1,167)

Income before cumulative effect of change in accounting principle	6,926	431	4,533	2,167
Cumulative effect of change in accounting principle, net of tax	—	—	—	662

Net income	$6,926	$431	$4,533	$2,829

Basic and diluted income per common share:
Income before cumulative effect of change in accounting principle	$0.28	$0.02	$0.18	$0.10
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.03

Net income per common share	$0.28	$0.02	$0.18	$0.13

Weighted average number of common shares:
Basic	24,530	22,481	24,526	21,413

Diluted	24,715	22,584	24,706	21,558

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CONSOLIDATED CASH FLOW DATA

(In Thousands)

	Six Months Ended June 30,
	2004	2003
	(unaudited)
Cash flows from operating activities:
Net income	$4,533	$2,829
Adjustments to operating activities	27,300	17,591
Changes in assets and liabilities	(37,409)	14,025

Net cash provided by (used in) operating activities	(5,576)	34,445

Cash flows from investing activities:
Additions to oil and gas properties	(32,746)	(40,911)
Proceeds from disposition of assets	19,200	—
Additions to furniture and fixtures	(139)	(113)

Net cash used in investing activities	(13,685)	(41,024)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	10,884
Proceeds from long-term debt	227,000	—
Payments of long-term debt	(165,130)	(6,000)
Deferred financing costs	(8,476)	—
Repurchase of warrants	(750)	—
Other	33	287

Net cash provided by financing activities	52,677	5,171

Net increase (decrease) in cash and cash equivalents	33,416	(1,408)
Cash and cash equivalents, beginning of period	4,564	6,944

Cash and cash equivalents, end of period	$37,980	$5,536

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Hedges, Derivatives and Fixed Price Contracts

(unaudited)

	2004					2005
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMbtu)	2,150	2,469	2,806	2,806	10,231	2,520	1,060	920	920	5,420
Price	$5.30	$4.99	$5.08	$5.13	$5.12	$5.60	$5.58	$5.57	$5.57	$5.58
Crude Oil
Volumes (Mbbls.)	60.5	98.5	107.5	92.0	358.5	68.3	45.5	23.0	23.0	159.8
Price	$31.09	$31.97	$33.81	$34.20	$32.95	$35.12	$35.18	$35.00	$35.00	35.10
Collars
Natural Gas
Volumes (MMMbtu)	300				300
Ceiling	$5.80				$5.80
Floor	$4.40				$4.40
MMMBtue
Volumes	2,513	3,060	3,451	3,358	12,382	2,930	1,333	1,058	1,058	6,379
Price/MMBtue	$5.29	$5.05	$5.18	$5.23	$5.18	$5.64	$5.64	$5.60	$5.60	$5.62

The above are hedges, derivatives and fixed price contracts that are in effect at August 2, 2004 or have settled prior to such date. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Oil and gas revenues, including the effects of settled derivatives (1)	$32,875	$17,207	$56,704	$35,972
Hedging ineffectiveness for the period (2)	(20)	32	(20)	267
Derivative activities previously recognized to earnings (3)	—	1,388	—	2,868
Other (4)	24	(87)	206	(126)

Oil and gas revenue per income statements	$32,879	$18,540	$56,890	$38,981

(1)	Oil and gas revenues including the effects of settled derivative activities, a non-GAAP financial measure, differs from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the Company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are the mark-to-market values on instruments that did not qualify for SFAS No. 133 hedge accounting treatment and the marketing activity of ATP Energy.

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